EXHIBIT (J)(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A of Fidelity Massachusetts Municipal Trust: Fidelity Massachusetts Municipal Money Market Fund, Spartan Massachusetts Municipal Money Market Fund and Spartan Massachusetts Municipal Income Fund, of our report dated March 9, 1999 on the financial statements and financial highlights included in the January 31, 1999 Annual Report to Shareholders of Fidelity Massachusetts Municipal Money Market Fund, Spartan Massachusetts Municipal Income Fund, and Spartan Massachusetts Municipal Money Market Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

 /s/PricewaterhouseCoopers LLP
    PricewaterhouseCoopers LLP
    Boston, Massachusetts
    March 17, 1999